Exhibit 20.3

Annual General Meeting of Shareholders

(Name of ADR holder)
(Number of ADRs held)

Resolutions presented for consideration by the Annual General Meeting of Shareholders of Melco Crown Entertainment Limited (the “Company”) on May 20, 2015.

		Affirmative	Negative	Abstained
ORDINARY RESOLUTIONS

1)	To ratify the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, and to receive and adopt the audited consolidated financial statements and the directors’ and auditors’ reports, for the year ended December 31, 2014.

2)	To re-elect each of the following directors:

(a) Mr. Lawrence Yau Lung Ho as the executive director of the Company;

(b) Mr. James Douglas Packer as a non-executive director of the Company; and

(c) Mr. John Peter Ben Wang as a non-executive director of the Company.

3)	To appoint Mr. Robert Rankin as a non-executive director of the Company.

4)	To authorize the board of directors of the Company (the “Directors”) to fix the remuneration of each Director.

5)	To ratify the appointment of and re-appoint the independent auditors of the Company, Deloitte Touche Tohmatsu, and to authorize the Directors to fix their remuneration.

6)	To grant a general and unconditional mandate to the Directors to issue new shares of the Company not exceeding 20% of the issued share capital of the Company as at the date of passing this resolution, valid for a period commencing from this resolution date until the earliest of (i) the conclusion of the next annual general meeting; (ii) the expiration of the period within which the next annual general meeting is required to be held by Articles, Cayman Islands laws or any other applicable law; and (iii) the revocation of such mandate by shareholders (the “Relevant Period”).

7)

(A)   To grant a general and unconditional mandate to the Directors to repurchase shares of the Company not exceeding 10% of the issued share capital of the Company as at the date of passing this resolution, valid for a period commencing from this resolution date until the earliest of (i) the Relevant Period; and (ii) the effective date and time of the proposed voluntary withdrawal of the listing of the Company’s shares on the Main Board of The Stock Exchange of Hong Kong Limited (the “Proposed De-Listing”).

(B)   To grant a general and unconditional mandate to the Directors to repurchase shares of the Company, valid for a period immediately following the effective date and time of the Proposed De-Listing until the end of the Relevant Period.

8)	To extend the general mandate granted to the Directors to issue new shares of the Company under Resolution No. 6 by the aggregate nominal amount of shares repurchased by the Company pursuant to the general mandates granted to the Directors to repurchase shares of the Company under Resolutions 7A and 7B.

9)	To (a) approve certain amendments to the Company’s 2011 Share Incentive Plan, including removing references to, and provisions required by Hong Kong laws and the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”), adding clarifications and modifying and updating certain provisions, to be implemented as of the effective date and time of the Proposed De-Listing, and (b) authorize any one Director and officer of the Company, including the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Company Secretary (collectively, the “Authorized Representatives”) to execute such documents, make such applications and submissions and do all such acts, deeds or things incidental thereto or arising in connection therewith as such Authorized Representative might deem appropriate, and approve all such actions by any Authorized Representative on behalf of the Company in connection with the foregoing resolution.

10)	To (a) approve certain amendments to the Share Incentive Plan of Melco Crown (Philippines) Resorts Corporation (“MCP”), including removing references to Hong Kong laws and Listing Rules, adding clarifications and modifying and updating certain provisions, to be implemented upon the occurrence of the following events: (i) the effective date and time of the Proposed De-Listing; (ii) the passing of the necessary resolutions by the directors and shareholders of MCP; and (iii) the Philippine Securities and Exchange Commission approving the amendments, and (b) authorize any one director and officer of the Company and MCP (collectively, the “MCP Authorized Representatives”) to execute such documents, make such applications and submissions and do all such acts, deeds or things incidental thereto or arising in connection therewith as such MCP Authorized Representative might deem appropriate, and approve all such actions by any MCP Authorized Representative on behalf of the Company in connection with the foregoing resolution.

(Signature)